Exhibit 99.1

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Contact:

Brad Allen
Imation Corp.
651.704.5818
bdallen@imation.com

Imation Reports Q1 EPS on Continuing Ops. of $0.60 and Revenue
Growth of 24% to $339.3 Million
Company Sees Improved Full Year Earnings and Revenue Outlook
9.9% Operating Margin Reported for Q1

OAKDALE, Minn. (April 21, 2004) — Imation Corp. (NYSE:IMN), a worldwide leader in removable data storage media, today reported income from continuing operations of $21.7 million, or diluted earnings per share of $0.60, on $339.3 million in revenue for the first quarter, ended March 31, 2004. This compares with income from continuing operations of $21.5 million, or diluted earnings per share of $0.59, on revenues of $273.3 million for the first quarter of 2003. Total net income for Q1 2004, including discontinued operations, was $21.4 million and diluted EPS was $0.59.

     “Imation reported record data storage segment revenues, up 25.5 percent from a year ago, the eleventh quarter in a row of year-over-year data storage revenue growth, for an outstanding first quarter,” said Imation Chairman and CEO Bill Monahan. “Our strategic growth initiatives, strong market position in our core media business, broad product portfolio and global presence produced broad-based growth in both optical and magnetic removable data storage media globally. In Q1, our operating margin was 9.9 percent. Our efficient cost structure and leverageable business model enabled us to capture growth opportunities at lower gross margins while delivering excellent operating margins and solid earnings,” Monahan concluded.

     “This strong first quarter increases our confidence in our strategy as well as our outlook for 2004,” said Frank Russomanno, Imation’s Executive Vice President and Chief Operating Officer. “We believe we can deliver 15 percent revenue growth for the full year, at the high end of our previous projections. In addition, we believe operating income can grow to a range of $123 million to $127 million, up from our previous guidance of $120 million to $123 million.” (See Business Outlook at the end of this release.)

     “End user demand for both personal storage and business applications continues strong, and seems to be getting stronger throughout 2004, fueled by the growth in demand for data storage capacity in the digital economy,” Russomanno added. “With our broad product portfolio, Imation is very well positioned to meet the needs of customers globally. We have launched several initiatives, which further broaden our portfolio, including the Exabyte brand distribution agreement and the recent introduction of flash memory technology products. In optical media, one of the fastest growing markets and one where we continue to gain share, we strengthened our retail shelf presence with the Napster brand agreement in the U.S. and launched a promotional campaign with MTV in Europe. As part of our ongoing commitment to invest in future data storage growth, we also announced our TeraÅngstrom™ technology, a proprietary metal particulate advanced coating formulation and process that will allow Imation to develop and manufacture high-capacity tape media with terabyte-class storage capacities,” Russomanno concluded.

First quarter 2004 Financial Highlights

     Total company revenue grew 24.2 percent to $339.3 million with data storage and information management segment revenue of $326.3 million, up 25.5 percent compared to Q1 of 2003 and good growth in all major regions. Revenue from outside the U.S. represented 60 percent of total revenue and showed solid growth led by Asia and Latin America. Volume growth was approximately 29 percent; currency benefited revenue growth by approximately five percent while price erosion was approximately a nine percent penalty to revenues in the quarter.

     Gross profit of $93.5 million or gross margin of 27.6 percent in the quarter, is compared with gross profit of $87.1 million or gross margin of 31.9 percent for Q1 of 2003. The increase in gross profit was driven by strong revenue growth. The change in gross margin was driven primarily by product mix, as the Company continues to drive operating earnings growth through implementation of strategic growth initiatives as planned.

     Selling, general and administrative expenses were $44.8 million, or 13.2 percent of revenue, a 2.0 percentage point improvement as compared with the $41.4 million, or 15.2 percent of revenue recorded in Q1 2003. Research and development spending was $15.2 million, or 4.5 percent to sales compared with $12.9 million, or 4.7 percent to sales in Q1 the previous year.

     Total company operating income of $33.5 million, or 9.9 percent of revenue, was up 2.1 percent over a very strong $32.8 million, or 12 percent of revenue, from the first quarter of 2003.

     Diluted earnings per share from continuing operations were $0.60 on a tax rate of 35 percent compared with diluted earnings per share from continuing operations of $0.59 on a tax rate of 36 percent in Q1 of 2003.

     Cash from operations totaled $24.2 million for the quarter, an increase of $5.4 million as compared to the same quarter last year. In addition, during the quarter, a net $18.4 million was invested in high quality interest bearing securities with maturities greater than one year and thus is classified as non-current assets. The total of these non-current assets is $31.8 million. Ending cash and equivalents of $395.7 million, plus these investments, totaled $427.5 million as of March 31, 2004.

     The Company spent $8.9 million and bought back 250,000 shares of common stock in the quarter, with authorization to repurchase an additional 1.9 million shares remaining. Capital spending in the quarter was $14.3 million. Depreciation and amortization totaled $12.5 million. Total employee count at the end of the quarter was approximately 2,800.

     A live web cast of Imation Corp.’s first quarter teleconference will be available on the Internet on a listen-only basis at www.ir.imation.com or www.streetevents.com beginning at 9:00 AM Central Daylight Time today. A replay of this web cast will be available at either of these websites through Monday, April 26th. A taped replay of the teleconference will be available beginning at 11:00 AM Central Daylight Time April 21st until 5:00 PM Central Daylight Time April 26th by dialing 800-633-8284 (reservation number 21189965). All remarks made during the teleconference will be current at the time of the call and the replay will not be updated to reflect any subsequent material developments.

BUSINESS OUTLOOK

     The following statements are based on the Company’s current goals for fiscal year 2004, subject to the risks and uncertainties described below.

•	Total company revenue for the full year 2004 is targeted to grow approximately 15 percent to $1.34 billion. Previously, the Company had targeted growth ranging between 10 and 15 percent.

•	Full year 2004 operating income is targeted to range between $123 million and $127 million. Previously, the Company had targeted OI to range between $120 million and $123 million. In 2003, the Company reported operating income of $119.6 million using Generally Accepted Accounting Principles (GAAP) treatment. The Company’s current operating income outlook would be up approximately three to six percent compared with the 2003 GAAP operating income. However, operating income for 2003 included benefits of $8.2 million from special items previously reported. Using an adjusted base operating income for fiscal 2003 of $111.4 million without those special items, full year 2004 operating income is estimated to grow between 10 and 14 percent over 2003. Due to comparison with the very strong operating income recorded in the first quarter of 2003, and planned start up costs in the first half of 2004 associated with a new manufacturing facility, the Company anticipates that year-over-year operating income growth rate will be strongest in the second half of the year.

•	The tax rate is currently targeted to be 35 percent. The Company would see a lower tax rate in 2004 if certain tax benefits are recognized, but is unable to project with certainty those benefits at this time.

•	Capital spending is targeted to be approximately $45 million.

•	Depreciation and amortization is targeted to be in the range of $45 million to $50 million.

About Imation Corp.

     Imation Corp. is a leading developer, manufacturer and supplier of magnetic and optical removable data storage media. With one of the broadest product lines in the industry — spanning from a few megabytes to hundreds of gigabytes of capacity in each piece of media, Imation serves customers in more than 100 countries, in both business and consumer markets. With more than 300 scientists and over 330 U.S. patents, Imation continues to pioneer today’s proven magnetic and optical media technologies. As of March 31st 2004, Imation employed approximately 2,800 people worldwide. Revenues from outside the U.S. contribute approximately 60 percent of total sales. Additional information about Imation is available on the company’s website at www.imation.com or by calling 1-888-466-3456.

Certain information contained in this press release, which does not relate to historical financial information, including the business outlook, may be deemed to constitute forward-looking statements within the meaning of the Private Securities
Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. The company wishes to caution investors not to place undue reliance on any such forward-looking statements.
Any forward-looking statement speaks only as of the date on which such statement is made, and the company undertakes no obligation to update such statement to reflect events or circumstances arising after such date. Among these factors are continuing uncertainty in global economic conditions that make it particularly difficult to predict product demand, the company’s ability to meet its cost reduction and revenue growth targets, its ability to introduce new offerings in a timely manner either independently or in association with OEMs or other third parties, its ability to achieve the expected benefits in a timely manner from the Moser Baer relationships, including the Global Data Media joint venture, the competitive pricing environment, foreign currency fluctuations, the outcome of litigation, its ability to secure adequate supply of certain high demand products, the ready availability and price of energy, the market acceptance of newly introduced product and service offerings, the rate of decline for certain existing products as well as various factors set forth in the company’s filings with the Securities and Exchange Commission.

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three months ended
	March 31,
	2004	2003
Net revenues	$339.3	$273.3
Cost of goods sold	245.8	186.2

Gross profit	93.5	87.1

Operating expenses:
Selling, general and administrative	44.8	41.4
Research and development	15.2	12.9

Total	60.0	54.3

Operating income	33.5	32.8

Other (income) and expense:
Interest income	(1.1)	(1.8)
Interest expense	0.1	0.3
Other, net	1.0	0.7

Total	(0.0)	(0.8)

Income from continuing operations before taxes	33.5	33.6

Income tax provision	11.8	12.1

Income from continuing operations	21.7	21.5

Loss from discontinued operations net of taxes	(0.3)	—

Net income	$21.4	$21.5

Basic earnings (loss) per common share:
Continuing operations	$0.61	$0.61
Discontinued operations	$(0.01)	$—

Net income	$0.60	$0.61

Diluted earnings (loss) per common share:
Continuing operations	$0.60	$0.59
Discontinued operations	$(0.01)	$—

Net income	$0.59	$0.59

Weighted average basic shares outstanding	35.4	35.4

Weighted average diluted shares outstanding	36.2	36.4

IMATION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	March 31,	December 31,
ASSETS	2004	2003
Current assets
Cash and equivalents	$395.7	$411.4
Accounts receivable — net	191.3	196.8
Inventories	177.4	159.4
Other current assets	54.8	70.8

Total current assets	819.2	838.4

Property, plant and equipment — net	224.6	226.5
Other assets	118.0	107.9

Total assets	$1,161.8	$1,172.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$139.5	$148.3
Accrued payroll	13.3	22.2
Short-term debt	—	—
Other current liabilities	118.5	126.7

Total current liabilities	271.3	297.2

Other liabilities	54.6	55.3
Shareholders’ equity	835.9	820.3

Total liabilities and shareholders’ equity	$1,161.8	$1,172.8

IMATION CORP.
SUPPLEMENTAL INFORMATION
(Unaudited)

Operations & Cash Flow — Additional Information ($ Millions)

	Quarter ended March 31,
	2004	2003
Gross Profit	$93.5	$87.1
Gross Margin %	27.6%	31.9%
Operating Income	$33.5	$32.8
Operating Income %	9.9%	12.0%
Capital Spending	$14.3	$14.1
Depreciation	$10.3	$8.0
Amortization	$2.2	$1.3
Tax Rate	35%	36%

Asset Utilization Information *

	March 31,	December 31,
	2004	2003
Days Sales Outstanding (DSO)	44	46
Days of Inventory Supply	75	71
Debt to Total Capital	0.0%	0.0%

Other Information

Approximate employee count as of March 31, 2004:	2,800
Book value per share as of March 31, 2004:	$23.68
Shares used to calculate book value per share (millions):	35.3
In the first quarter of 2004, Imation repurchased 250,000 shares of its stock for $8.9 million. Authorization for repurchase of an additional 1.9 million shares remains outstanding.

Revenues by Area ($ Millions)

	Quarter ended March 31,
	2004	2003
United States	$134.4	$126.8
% of total	40%	46%
International	$204.9	$146.5
% of total	60%	54%

* These operational measures, which the Company regularly uses, are provided to assist in the investor’s further understanding of the Company’s operations.

Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenues that are reflected in the net accounts receivable balance.

Days of Inventory Supply is calculated using the current period inventory balance divided by the average of the inventoriable portion of cost of goods sold for the previous 12 months expressed in days.

Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholder’s equity and total debt.

IMATION CORP.
Segment Information
(in millions)
(Unaudited)

	Revenue
	2003					2004
	Q1	Q2	Q3	Q4	YTD	Q1
Data Storage & Information Management	$260.0	$254.7	$274.4	$321.5	$1,110.6	$326.3
Specialty Papers	13.3	13.3	13.4	12.9	52.9	13.0

TOTAL	$273.3	$268.0	$287.8	$334.4	$1,163.5	$339.3

	Operating Income
	2003					2004
	Q1	Q2	Q3	Q4	YTD	Q1
Data Storage & Information Management	$31.4	$25.5	$19.6	$28.2	$104.7	$31.8
Specialty Papers	1.9	2.1	1.2	1.7	6.9	1.7
Corporate	(0.5)	(0.8)	0.9	0.2	(0.2)	(0.0)

Subtotal without
Litigation, Restructuring and Other(1)	32.8	26.8	21.7	30.1	111.4	33.5
Lititagation, Restructuring and Other(2)	—	—	1.0	7.2	8.2	0.0

TOTAL	$32.8	$26.8	$22.7	$37.3	$119.6	$33.5

(1) The Subtotal without Litigation, Restructuring & Other is provided solely to assist in an investor’s understanding of the impact of these special items on the comparability of the Company’s operations. The adjusted information should not be construed as an alternative to the reported results determined in accordance with accounting principles generally accepted in the United States of America.

(2) Third quarter 2003 includes the reversal of a reserve taken in 2002 for a litigation issue in Spain that was favorably settled; Fourth quarter 2003 includes a gain of $11.1 million primarily related to outstanding transition services payments for the color proofing and color software business sold in 2001 and $0.7 million for a restructuring adjustment benefit, offset by a $4.6 million impairment of a loan to a contract manufacturer.